Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), effective as of November 26, 2019 (the “Effective Date”), between Kaleyra, Inc., a Delaware corporation (“KLR” and, together with its affiliates and subsidiaries, the “Company”), and Dario Calogero (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the Executive on a full-time basis in accordance with the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be so employed by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) Employment Period. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and conditions hereof. The Executive shall be an employee at will and this Agreement shall not constitute a guarantee of employment. Each of the parties acknowledges and agrees that either party may terminate the Executive’s employment at any time, for any reason, with or without Cause (as defined in Section 3(a)(i)). The period commencing on the date hereof and ending on the effective date of the termination of the Executive’s employment is hereinafter referred to as the “Employment Period.”

(i) Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date (the “Commencement Date”) and continue through the three year anniversary of the Commencement Date; provided, however, that the Term shall thereafter be automatically extended additional three-year periods unless, at least ninety (90) days prior to the then-scheduled date of expiration of the Term, either (x) the Company gives notice to Executive that it is electing not to so extend the Term; or (y) Executive gives notice to the Company that he is electing not to so extend the Term. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 3 below, in which event Executive’s employment with the Company shall expire in accordance therewith.

(b) Position and Duties.

(i) During the Employment Period, (A) the Executive shall be the CEO of the Kaleyra group, serving as the Chief Executive Officer of KLR and its wholly-owned subsidiaries, including Kaleyra S.p.A. (KLR and its subsidiaries, the “KLR Group”), with such duties and responsibilities as shall from time to time be assigned to the Executive and as are consistent and commensurate with the Executive’s title and position, and (B) the Executive’s services shall be performed at the Company’s headquarters in New York, New York, United States of America; Milan, Lombardy, Italy or such other location as may be mutually agreed between the Company and the Executive, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business. The Executive currently serves as a Class III director on the KLR Board of Directors (the “Board”); and KLR will continue to nominate Executive for appointment to the Board during his service under this Agreement.

(ii) During the Employment Period, and excluding any periods of vacation, sick, safe or other leave or period of disability to which the Executive is entitled under this Agreement or any of the Company’s plans or policies or applicable law, the Executive agrees to devote substantially all of the Executive’s business attention and time (with business time determined in accordance with the Company’s usual and customary standards for its senior executives) to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and conscientiously such responsibilities. During the Employment Period, the Executive shall be entitled to (A) serve as a member of one for-profit company board of directors or board of advisors with the prior approval of the Company’s Board of Directors (which, for purposes of this Agreement, includes any committee thereof, unless the context requires otherwise (the “Board”), as provided in the Board’s policies, (B) serve on a reasonable number of civic and charitable boards and (C) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties for the Company or represent any conflict of interest.

(iii) Key-Man Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such examinations or documents. The Company shall maintain, and instruct such insurance company and its agents to maintain, any such physical examination and other application submissions in strictest confidence.

2. Compensation.

(a) Base Salary. The Company shall pay the Executive a salary at the annual rate of $450,000, subject to increase from time to time as determined by the Board (as may be increased, the “Base Salary”), payable in accordance with the normal payroll procedures of the Company in effect from time to time. The Executive’s Base Salary shall be reviewed for increase at least annually by the Board pursuant to its normal performance review policies for “executive officers” (as defined under the rules of the New York Stock Exchange). The Company or the Board may from time to time, in its sole and absolute discretion, increase the Base Salary by any amount it determines to be appropriate. Base Salary shall not be reduced after any increase unless mandated by the Board in conjunction with a substantial reduction in the overall payroll of the Company. The term “Base Salary” as utilized in this Agreement shall refer to the Executive’s annual base salary as then in effect. The Company and the Executive will cooperate to structure the payment of cash compensation, including Base Salary, out of such entities within the KLR Group as would reasonably be expected to be tax-efficient for the Executive.

(b) Annual Incentive Compensation. Beginning with 2020, the Executive shall be eligible to receive an annual bonus with an annual target bonus opportunity equal to 100% of the Executive’s Base Salary for such fiscal year (the “Annual Target Bonus”). The Company shall pay to the Executive any bonus payable hereunder after determining whether the Executive’s performance has achieved the Company’s Objectives and Key Results (“OKR”), or other performance objectives established for purposes of bonuses, with such determination to be made, in the Board’s sole and absolute discretion, following the conclusion of each fiscal year (the OKR, together with any bonus targets set by the Company with respect to the Executive for any specified year, may hereinafter be referred to as the “Bonus Plan” with respect to such year), and in no event later than March 15th of the fiscal year immediately following the fiscal year to which such bonus is attributable.

(c) Special Achievement Bonus. At the sole discretion of the Board of Directors, the Executive may be granted a Special Achievement Bonus in recognition of a special event or achievement that has significantly improved the performance, strength or nature of the Company and its business.

(d) Long-term Awards.

(i) The Executive was granted on December 18, 2019 an award of 454,025 restricted stock units (“RSUs”), 25% of which shall vest on February 1, 2021, and the remaining 75% of which shall vest in 12 equal quarterly installments beginning on May 1, 2021. The Executive shall not be entitled to receive any additional equity incentive awards during fiscal year 2020.

(ii) Beginning in 2021 and each year thereafter during the Term, Executive shall be eligible to receive grants of long-term awards in the form of cash and/or equity awards as determined by the Compensation Committee of the Board. Any such equity awards shall be granted under the Company’s 2019 Equity Incentive Plan or its successor (the “Equity Incentive Plan”) in accordance with the Company’s and Board’s policies regarding the grant of equity awards.

(e) Benefits. The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives (including any savings, retirement, life, health and disability plans), to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time. Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any such plan in its sole and absolute discretion. Except as otherwise provided herein, the terms of each such plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof. In addition, the Executive shall be entitled, during his employment with the Company under this Agreement, to:

(i) vacation days in the amount of 40 business days per year, which will accrue in accordance with, and be subject to such other terms as provided in, the Company’s vacation policies as apply to similarly situated executives except as set forth in the next sentence. The vacation days provided to the Executive may be carried over from one year to the next during the Employment Period, except that the amount of vacation accrued by the Executive may not exceed 60 business days. When 60 business days of vacation have been accumulated, future vacation accruals will be suspended until accumulated vacation has been taken and the amount of accumulated vacation is reduced below 60 business days.

(ii) up to 40 hours per year paid earned safe and sick leave, based on Executive’s work in New York, New York, as required pursuant to the New York City Earned Safe and Sick Leave Act;

(iii) continue to participate in the Kaleyra S.p.A. Italian pension scheme consistent with its terms as if he remained employed within Italy;

(iv) until such time as the Executive permanently relocates back to Italy, a New York City relocation allowance equal to $400,000 per year, payable in equal installments over the course each such year, and in accordance with the Company’s normal payroll practices; and

(v) other existing benefits currently provided or payable to Executive pursuant to the terms of Employee Secondment Agreement by and between Executive and Kaleyra S.p.A., dated 2 January 2019 (the “Secondment Agreement”) shall continue for the Term of this Agreement (including, but not limited to, company car, family flights to Milan, company phone, etc.).

(f) Expenses. The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof. Such procedures include the reimbursement of approved expenses within 30 days after approval. The Company also will pay the Executive’s professional fees incurred to negotiate and prepare this Agreement and related agreements in an amount not to exceed $10,000.

3. Termination of Employment. The Executive’s employment hereunder shall terminate, or shall be subject to termination at any time, as described in this Section 3. A termination of employment shall mean that the Executive has ceased to provide any services as an employee of the Company.

(a) Termination for Cause by the Company. The Company may terminate the Executive’s employment with the Company at any time for Cause. Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment or provision, as applicable, of (w) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (x) any accrued but unused vacation time as of the effective date of termination, (y) all unreimbursed expenses (if any), subject to Section 2(f), and (z) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (the payments and benefits in this Section 3(a) are the “Other Benefits”). The payments contemplated by this Section 3(a) shall be made within 30 days after the termination of employment and the provision of any benefits shall be made in accordance with the terms of the applicable plan, program, arrangement or agreement. For the avoidance of doubt, the Executive shall have no right to receive any amounts under the Company’s severance policy upon the Executive’s termination for Cause.

(i) For purposes of this Agreement, “Cause” shall be defined as: (A) gross negligence or willful misconduct, as the case may be, (1) in the performance of the responsibilities of the Executive’s office or position, which may reasonably be expected to result in material economic harm to the Company or its affiliates or (2) which may reasonably be expected to result in material harm to the reputation or interests of the Company or its affiliates, in the case of either (A)(1) or (2), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has violated the terms of this Section 3(a)(i)(A), and the Executive has not cured such failure to the reasonable satisfaction of the Board within 30 days following the Executive’s receipt of such written demand; (B) a material breach by Executive of this Agreement or any material breach of the Company’s Code of Business Conduct and Ethics or any other material Company policy, including, but not limited to, the willful and continued failure of the Executive to perform substantially the Executive’s duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness or leave), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties or otherwise materially breached this Agreement or policy, and the Executive has not cured such failure to the reasonable satisfaction of the Board within 30 days following the Executive’s receipt of such written demand; (C) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or misdemeanor within the meaning of U.S. Federal, state or local law (in either case, other than a traffic violation) involving fraud, misappropriation of Company property, or a crime of moral turpitude; or (D) the Executive being disqualified from acting in any or all capacities in which the Executive is then acting for the Company (where such disqualification or act or omission causing such disqualification is not subject to further appeal).

(ii) For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without good faith belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(b) Qualifying Termination. The Company may also terminate the Executive’s employment with the Company at any time without Cause, and the Executive may terminate the Executive’s employment with the Company at any time for Good Reason (as defined in Section 3(f)(i)(B)) (a termination without Cause or for Good Reason is a “Qualifying Termination”).

(i) On a Qualifying Termination that is not within the two-year period following a Change in Control (as defined in Section 3(f)(i)(A)), the Executive shall be entitled to receive from the Company (A) the Other Benefits in accordance with Section 3(a); (B) an aggregate amount (the “Severance Amount”) equal to two times the sum of (1) the Base Salary plus (2) an amount equal to the Annual Target Bonus; (C) a bonus for the year of termination in accordance with Section 2(b); and (D) immediate vesting of any service-based vesting conditions applicable to long-term awards previously granted (including awards granted under the Equity Incentive Plan); provided, however, that any such awards shall remain subject to achievement of performance-vesting conditions, if any. The Severance Amount shall be paid in a lump sum, and the incentive awards that vest shall be paid or settled in a lump sum, on the first regularly scheduled payroll date that occurs at least 30 days after the Executive’s termination of employment (or, for awards subject to achievement of performance-vesting conditions, within 30 days after the committee certifies the level of achievement of the performance conditions), subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a); provided that if the period in which the release is subject to consideration and revocation spans two calendar years, then such amounts shall be paid or settled in the later year.

(ii) On a Qualifying Termination that is not within the two-year period following a Change in Control, the Company shall also provide to the Executive, during the two year period following the Executive’s date of termination, medical, dental, life and disability insurance coverage for the Executive and the members of the Executive’s family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of the Executive’s family immediately prior to such termination of employment, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a); provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such period, but the Executive shall not have any obligation to seek or accept employment during such period, whether or not any such employment would provide comparable medical and dental insurance coverage; and provided further, however, that the Executive shall be obligated to pay an amount equal to the active employee contribution, if any, for each such coverage. Notwithstanding the foregoing but (for the avoidance of doubt) without limiting the provision of coverage provided in this Section 3(b)(ii) above, if at any time the Company determines that its partial subsidy of the Executive’s premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the subsidized premiums described above, the Company shall instead pay a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the Company’s portion of the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the two year period.

(iii) For the avoidance of doubt, the payment of the Severance Amount shall be in lieu of any amounts payable under the Company’s severance policy (as then in effect) and the Executive hereby waives any and all rights thereunder.

(c) Termination by Voluntary Resignation (without Good Reason) by the Executive. The Executive may terminate the Executive’s employment with the Company without Good Reason at any time by voluntary resignation. Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment or provision of the Other Benefits, which shall be paid or provided in accordance with Section 3(a). Notwithstanding the foregoing, the Executive shall provide no less than 90 days’ prior written notice of the effective date of the Executive’s resignation (other than for Good Reason). The Company shall continue to pay or provide the Executive all compensation and benefits (including vesting) during such 90-day period. Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may waive the requirement for prior notice of the Executive’s resignation or decrease the notice period, in which event the Company shall have no continuing obligation to pay or provide compensation or benefits or shall only have such obligation with respect to the shortened period, as the case may be, except as otherwise provided in this Section 3(c).

(d) Disability. The Executive’s employment shall be terminable by the Company, subject to applicable law and the Company’s short-term and long-term disability policies then in effect, if the Executive becomes physically or mentally disabled, whether totally or partially, such that the Executive is prevented from performing the Executive’s usual duties and services hereunder for a period of 180 consecutive days or for shorter periods aggregating 180 days in any 12-month period (a “Disability”). If the Executive’s employment is terminated by the Company due to the Executive’s Disability, the Company shall have no further obligation to the Executive hereunder, except for (i) the payment or provision of the Other Benefits, which shall be paid or provided in accordance with Section 3(a), and (ii) immediate vesting of any outstanding, unvested long-term awards previously made to Executive (including under the Equity Incentive Plan), including, but not limited to, any performance-based awards (which shall vest at target). The incentive awards that vest shall be paid or settled in a lump sum within 30 days after the Executive’s termination of employment.

(e) Death. If the Executive shall die during the Employment Period, this Agreement shall terminate on the date of the Executive’s death and the Company shall have no further obligation to the Executive hereunder except for the payment to the Executive’s estate of (i) the payment or provision of the Other Benefits, which shall be paid or provided in accordance with Section 3(a), and (ii) immediate vesting of any outstanding, unvested long-term awards previously made to Executive (including under the Equity Incentive Plan), including, but not limited to, any performance based awards (which shall vest at target). The incentive awards that vest shall be paid or settled in a lump sum within 30 days after the Executive’s termination of employment.

(f) Qualifying Termination Subsequent to a Change in Control.

(i) For purposes of this Agreement, the following terms shall have the meanings set forth below:

A. “Change in Control” has the meaning set forth in the Equity Incentive Plan.

B. “Good Reason” shall mean the occurrence of any of the following events or circumstances without the Executive’s prior written consent:

(1) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(b) (or following a Change in Control, as in effect immediately prior to such Change in Control), or any other action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities;

(2) a material diminution of the Executive’s Base Salary or Annual Target Bonus opportunity;

(3) A material change in the geographic location at which Executive must perform the services hereunder, including, but not limited to, a relocation of Executive’s primary place of employment outside of New York, NY and Milan, Italy, as set forth in Section 1(b), except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business;

(4) any other action or inaction that constitutes a material breach by the Company of this Agreement; or

(5) the failure of the Company to require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), or to all or substantially all of the business and/or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

In order for a termination of employment for Good Reason to be effective, (a) the Company must receive a Notice of Termination (as defined below) from the Executive within 30 days following the occurrence of the event claimed to give rise to the right to resign for Good Reason, (b) the Company must fail to cure the event constituting Good Reason within 30 days after receipt of the Notice of Termination, and (c) the Executive must terminate the Executive’s employment in writing within 60 days following the expiration of such cure period.

(ii) If a Qualifying Termination occurs within two years after the occurrence of a Change in Control, the Executive shall be entitled to receive from the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, (A) the payment or provision of the Other Benefits, which shall be paid or provided in accordance with Section 3(a); (B) an aggregate amount equal to three times the sum of (1) the Base Salary plus (2) an amount equal to the Annual Target Bonus (the “CIC Severance Amount”); (C) a bonus for the year of termination in accordance with Section 2(b); and (D) immediate vesting of any service-based vesting conditions applicable to long-term awards previously granted (including awards granted under the Equity Incentive Plan); provided, however, that any such awards shall remain subject to achievement of performance-vesting conditions, if any. The CIC Severance Amount shall be paid in a lump sum, and the incentive awards that vest shall be paid or settled in a lump sum, on the first regularly scheduled payroll date that occurs at least 30 days after the Executive’s termination of employment (or, for awards subject to achievement of performance-vesting conditions, within 30 days after the committee certifies the level of achievement of the performance conditions), subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a); provided that if the period in which the release is subject to consideration and revocation spans two calendar years, then such amounts shall be paid or settled in the later year. For the avoidance of doubt, the amounts payable under clause (B) of this Section 3(f)(ii) as severance shall be in lieu of any amounts payable under the Company’s severance policy and the Executive hereby waives any and all rights thereunder.

(iii) If a Qualifying Termination occurs within two years after the occurrence of a Change in Control, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall also provide, for the period of two consecutive years commencing on the date of such termination of employment, medical, dental, life and disability insurance coverage for the Executive and the members of the Executive’s family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of the Executive’s family either immediately prior to such termination of employment or immediately prior to the occurrence of such Change in Control, whichever is greater, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a); provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such two-year period, but the Executive shall not have any obligation to seek or accept employment during such two-year period, whether or not any such employment would provide comparable medical, dental, life and disability insurance coverage.

(iv) Excise Taxes. Notwithstanding anything in the foregoing to the contrary, if Independent Tax Counsel (as that term is defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 3(f)(iv), then no such reduction shall be made. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required reduction in total

Parachute Payments with the least reduction in the after-tax economic value to the Executive of such payments. If the after-tax economic value of any payments are equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to the Executive until the reduction specified herein is achieved. The determination of the Independent Tax Counsel under this Section 3(f)(iv) shall be final and binding on all parties hereto. For purposes of this Section 3(f)(iv), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Executive (the Executive’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company. Notwithstanding anything herein to the contrary, this Section 3(f)(iv) shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code.

(g) Notice of Termination. Any termination by the Company or by the Executive, other than a termination by reason of the Executive’s death, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 7(c). “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the date of termination.

(h) Date of Termination. For purposes of this Agreement the Executive’s date of termination of employment shall be (i) if the Executive’s employment is terminated by the Company with or without Cause, by the Executive for Good Reason, or due to the Executive’s Disability, the date of termination shall be the date on which the other party receives the Notice of Termination, unless a later date is mutually agreed, (ii) if the Executive’s employment is terminated by the Executive other than for Good Reason, the 90th day following the Company’s receipt of the Notice of Termination, unless the Company waives or reduces such period as provided in Section 3(c), and (iii) if the Executive’s employment is terminated by reason of death, the date of termination shall be the date of death.

(i) Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the date of termination, from any positions that the Executive holds with the Company and its affiliates, the Board (and any committees thereof), unless the Board requests otherwise and the Executive agrees, and the board of directors (and any committees thereof) of any of the Company’s subsidiaries and affiliates.

4. Effect of Termination.

(a) Full Settlement. The amounts paid to the Executive pursuant to Section 3 (including any Section of this Agreement or any other arrangement referenced therein) following termination of the Executive’s employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims the Executive may have with respect to the Executive’s employment by the Company and the termination thereof. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims. In consideration of the Executive’s receipt thereof, the Executive shall execute a release in favor of the Company, substantially in the form of Exhibit A hereto. The payments and provision of benefits to the Executive required by Sections 3(b) and 3(f), to the extent provided therein, shall be conditioned upon the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release in favor of the Company within 30 days after the date of the Executive’s termination of employment, except that the signed release may be returned to the Company within 45 days after Executive’s receipt thereof where provided under applicable law. If such conditions are not met by such date, the Executive shall forfeit such payments and benefits. Notwithstanding the foregoing, nothing herein shall be construed to release the Company from its obligations to indemnify the Executive (as set forth in Section 7(h)).

(b) No Duplication; No Mitigation; Limited Offset. In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates. In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement or pursuant to any plan of the Company or any of its affiliates on account of any remuneration attributable to any subsequent employment or any claim asserted by the Company or any of its affiliates, except with respect to the continuation of benefits under Sections 3(b) and 3(f), which shall terminate immediately upon obtaining comparable coverage from another employer.

5 Restrictive Covenants.

(a) Confidentiality. The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time. The Executive further agrees that at any time during the Employment Period or thereafter the Executive will not divulge to anyone (other than the Company or any person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company or as the Executive deems appropriate (in his reasonable discretion) in the discharge of his duties hereunder during the Employment Period, except (i) as (and only to the extent) required by an order of a court, arbitrator or mediator having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing (to the extent permitted by such legal process) the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 5(a). The Executive further agrees that following the termination of the Employment Period for whatever reason, (A) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive; provided that the Executive may keep copies of information related to his personal and family compensation and tax matters and (B) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).

(b) Non-Interference. The Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. The Executive acknowledges that by virtue of the Executive’s employment with the Company, the Executive may gain knowledge of such information concerning the Company’s vendors and customers (respectively “Vendor Information” or “Customer Information”), and that the Executive would inevitably have to draw on this Vendor Information and Customer Information and on other Confidential Information if the Executive were to solicit or service the Company’s vendors or customers on behalf of a competing business enterprise. Accordingly, and subject to the immediately following sentence, the Executive agrees that during the Employment Period and for a period of 12 months following the termination thereof, the Executive will not, on behalf of the Executive or any other Person, other than the Company or its affiliates, directly or indirectly do business with, solicit the business of, or perform any services for any actual vendor or customer of the Company, any Person that has been a vendor or customer of the Company within the 12-month period preceding such termination or any actively solicited prospective vendor or customer as to whom or which the Executive provided any services or as to whom or which the Executive has knowledge of Vendor Information, Customer Information or Confidential Information. The foregoing restrictive covenant shall only apply to business activities engaged in by the Executive on behalf of the Executive or any other Person that are directly competitive with those of the operating divisions of the Company in which the Executive has worked or over which the Executive has or has had supervisory responsibility, in terms of channels of distribution, types of products, gender for which the products have been designed and similarity of price range. In addition, the Executive agrees that, during the Employment Period and such 12-month period thereafter, the Executive will not, directly or indirectly, seek to encourage or induce any such vendor or customer to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers, except in the ordinary course of the Company’s business.

(c) Non-Competition. The Executive agrees that, in light of the special, unique and extraordinary services rendered by the Executive to the Company, the paramount need to protect the Company’s Confidential Information, the value of the goodwill relating to Executive and the worldwide scope of Company’s operations, during the Employment Period and for a period of 12 months following the Executive’s termination of employment, the Executive shall not, without the prior written consent of the Company, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in, any other person, firm, corporation or other entity that is engaged in a business that is in competition with the primary businesses or products of the Company as of the Executive’s date of termination. Nothing herein shall restrict the Executive from passively owning, for personal investment purposes only, less than 5% of the voting stock of any publicly held corporation or 2% of the ownership interest in any non-publicly held company.

(d) Non-Solicitation. The Executive agrees that during the Employment Period and for a period of 12 months following the termination thereof for any reason, the Executive will not solicit to hire, whether on the Executive’s own behalf or on behalf of any other person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of the Executive’s employment with the Company. In addition, during the Employment Period and such 12-month period thereafter, the Executive will not, directly or indirectly, encourage or induce any employee of the Company to leave the Company’s employ, except in the ordinary course of the Company’s business. Nothing in this Section 5(d) shall prohibit a general employment listing not directed at any employee of the Company.

(e) Public Comment. The Executive, during the Employment Period and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees. Similarly, the then current (i) members of the Board and (ii) members of the Company’s senior management shall not make any derogatory comment concerning the Executive.

(f) Blue Penciling. If any of the restrictions on competitive or other activities contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent the Executive from obtaining gainful employment subsequent to the termination of the Executive’s employment. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

(g) Injunctive Relief. The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 5 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

(h) Other Considerations. Notwithstanding anything to the contrary herein, the Executive understands that nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

(i) Clawbacks. All payments made pursuant to this Agreement are subject to the “clawback” obligations of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Act, as may be amended from time to time, and any other “clawback” obligations pursuant to applicable law, rule, regulation or Company policy, in each case as consistently applied to all similarly situated executives of the Company.

6. Work for Hire. The Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company (“Proprietary Materials”) to which the Executive may have access or that the Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company. Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.

7. Miscellaneous.

(a) Assignment and Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. Notwithstanding anything in the foregoing to the contrary, the Executive may not assign any of the Executive’s rights or obligations under this Agreement without first obtaining the written consent of the Company. The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) Survival. The provisions of Sections 3, 4, 5, 6 and 7 shall survive the termination of this Agreement.

(c) Notices. Any notices to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

If to the Executive, addressed to the Executive at the address then shown in the Executive’s employment records.

If to the Company at:

Kaleyra Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Chairman of the Board

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.

(d) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles thereof relating to the conflict of laws.

(e) Consent to Jurisdiction. Any judicial proceeding brought against the Executive with respect to this Agreement may be brought in any court of competent jurisdiction in the Borough of Manhattan in the City and State of New York and, by execution and delivery of this Agreement, the Executive:

(i) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement; and

(ii) irrevocably waives any objection the Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

(f) Severability. The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.

(g) Waiver. The Company, in its sole discretion, may waive any of the requirements imposed on the Executive by this Agreement. The Company, however, reserves the right to deny any similar waiver in the future. Each such waiver must be express and in writing and there will be no waiver by conduct. Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or the Company’s right to terminate the Executive’s employment for Cause, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Indemnification. As provided for in the separate Indemnification Agreement entered into between the Company and the Executive and the Company’s governing documents, the Executive shall be entitled to indemnification (and the advancement of expenses) in connection with a threatened, pending or completed action, suit, litigation or proceeding arising out of the Executive’s acting as Chief Executive Officer or an employee, officer or director of the Company (or at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, to the maximum extent permitted by applicable law; provided, however, that in the event that it is finally determined that the Executive is not entitled to indemnification, the Executive shall promptly return any advanced amounts to the Company. In addition, the Executive shall be entitled to liability insurance coverage pursuant to a Company-purchased directors’ and officers’ liability insurance policy on the same basis as other directors and officers of the Company. The Executive’s rights under this Agreement and the Indemnification Agreement shall be cumulative and shall be in addition to all other rights that the Executive may have under applicable, contract and the Company’s and its affiliates’ governing documents. This Section 7(h) shall survive the termination of this Agreement and the Executive’s termination of employment.

(i) Legal Fees. The Company agrees to reimburse the Executive (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the effective date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the effective date) to the fullest extent permitted by law, for all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), provided, that the Executive prevails with respect to at least one substantive issue in dispute. In order to comply with Section 409A, in no event shall the payments by the Company under this Section 7(i) be made later than the end of the calendar year next following the calendar year in which any such contest is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such contest is finally resolved.

(j) Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) Withholding. Any payments provided for hereunder shall be reduced by any amounts required to be withheld by the Company, and any benefits provided hereunder shall be subject to taxation if and to the extent provided, from time to time under applicable Federal, State or local employment or income tax laws or similar statutes or other provisions of law then in effect.

(l) Section 409A of the Code. The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”). The time or schedule of a payment to which the Executive is entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in the Executive’s income as a result of the failure to comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination (or, if earlier, until the date of the Executive’s death) and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. Notwithstanding anything contained herein to the contrary, the Executive will not be considered to have terminated employment with the Company for purposes of Section 3 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(m) Waiver of Jury Trial. The Company and the Executive hereby waive, as against the other, trial by jury in any judicial proceeding to which they are both parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement.

(n) Entire Agreement. This Agreement contains the entire understanding, and cancels and supersedes all prior agreements (including, but not limited to the Secondment Agreement) and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not cancel or supersede the Plans, RSUs or the plans referred to in Section 2(e) or the separate Indemnification Agreement entered into between the Company and the Executive. This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns. The Executive acknowledges that the Executive is entering into this Agreement of the Executive’s own free will and accord with no duress, and that the Executive has read this Agreement and understands it and its legal consequences.

(o) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of a manually executed copy of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

KALEYRA, INC.

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer

/s/ Dario Calogero
Dario Calogero
Date: March 13, 2020

EXHIBIT A

RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT DARIO CALOGERO (the “Releasor”), on behalf of the Releasor and the Releasor’s heirs, executors, administrators and legal representatives, in consideration of the severance to be paid and other benefits to be provided pursuant to Sections 3(b) or 3(f) of the Employment Agreement between the Releasor and Kaleyra Inc., effective as of November 26, 2019 (the “Agreement”) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby irrevocably, unconditionally, generally and forever releases and discharges Kaleyra Inc., together with its current and former affiliates and subsidiaries (the “Company”), each of their respective current and former officers, directors, employees, agents, representatives and advisors and their respective heirs, executors, administrators, legal representatives, receivers, affiliates, beneficial owners, successors and assigns (collectively, the “Releasees”), from, and hereby waives and settles, any and all, actions, causes of action, suits, debts, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Releasor ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release arising directly or indirectly pursuant to or out of the Releasor’s employment with the Company or the termination of such employment (collectively, “Claims”), including, without limitation, any Claims (i) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or worker or workplace protection, and/or specifically prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, the Older Workers Benefit Protection Act (“OWBPA”), the Equal Pay Act, Rehabilitation Act of 1973, Sarbanes-Oxley Act of 2002, the Worker Adjustment Retraining and Notification (“WARN”) Act, the New York and New Jersey WARN statutes, the New York State and New York City Human Rights Laws, as amended, New York State Labor Laws, the laws of the States of New York and New Jersey, the City of New York and Somerset County, New Jersey relating to discrimination and employment, including, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New York and New Jersey Constitutions, and any and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (ii) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Agreement; (iii) for wrongful dismissal or termination of employment; (iv) for tort, tortious or harassing conduct, infliction of mental or emotional distress, fraud, libel or slander; and (v) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief. This Release shall not apply to any claim that the Releasor may have for a breach of the Agreement or any plan or program of the Company and its affiliates in which the Releasor was a participant and has vested benefits.

The Releasor agrees not to file, assert or commence any Claims against any Releasee with any federal, state or local court or any administrative or regulatory agency or body. Notwithstanding the foregoing, nothing herein shall constitute a release by the Releasor of a claim to the extent such claim is not waivable as a matter of applicable law. Without limiting the generality of the foregoing, nothing herein shall affect any right to file an administrative charge with the Equal Employment Opportunity Commission, subject to the restriction that if any such charge is filed, the Releasor agrees not to violate the confidentiality provisions of the Agreement (subject to any rights of the Releasor protected by law) and further agrees and covenants that should the Releasor or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the Equal Employment Opportunity Commission, civil action, suit or legal proceeding against the Releasees (or any of them) involving any matter occurring at any time in the past, the Releasor will not seek or accept any personal relief (including, but not limited to, a monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

The Releasor represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Releasor may have against the Releasees, or any of them. The Releasor hereby waives any right to, and agrees not to, seek reinstatement of the Releasor’s employment with the Company or any Releasee. The Releasor acknowledges that the amounts to be paid to the Releasor under Sections 3(b) or 3(f) of the Agreement include benefits, monetary or otherwise, which the Releasor has not earned or accrued, or to which the Releasor is not already entitled.

The Releasor acknowledges that the Releasor was advised by the Company to consult with the Releasor’s attorney concerning the waivers contained in this Release, that the Releasor has consulted with counsel, and that the waivers the Releasor has made herein are knowing, conscious and with full appreciation that the Releasor is forever foreclosed from pursuing any of the rights so waived.

The Releasor has a period of 21 days from the date on which a copy of this Release has been delivered to the Releasor to consider whether to sign it. In addition, in the event that the Releasor elects to sign and return to Kaleyra Inc. a copy of this Release, the Releasor has a period of seven days (the “Revocation Period”) following the date of such return to revoke this Release, which revocation must be in writing and delivered to Kaleyra Inc.,                                 ,                                   ,                                   ,   Attention:                                 , within the Revocation Period. This Release, and the Releasor’s right to receive the amounts paid to the Releasor under Sections 3(b) or, 3(f), shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor’s exercise of the Releasor’s right of revocation.

This Release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and Kaleyra, Inc.

This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflicts of law.

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IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of                                 , 20    .

Dario Calogero

SWORN TO AND SUBSCRIBED

BEFORE ME THIS          DAY OF

                                 , 20    .

Notary Public

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